Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
             * 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615 *
       * TELEPHONE (858)722-5953 * FAX (858) 408-2695 * FAX (619) 422-1465
                        * E-MAIL changgpark@gmail.com *
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April 5, 2007

TO WHOM IT MAY CONCERN:

The firm of Chang G.  Park,  CPA  consents  to the  inclusion  of our  report of
December 7, 2006 on the reviewed financial statements of Golden Key International, Inc. as of November 30, 2006 and 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/Chang G. Park
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Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board